CONSULTING AGREEMENT ("AGREEMENT")

Dated as of

Between

CELL SOURCE)

("the Company")

And

PROFESSOR YAIR REISNER

("Prof. Reisner")

1. The term of this agreement (the "Consulting Term") Shall be the term of the Research Period as that expression is defined in the Research and License Agreement between Yeda and Development Company Ltd. ("Yeda") and the Company. It is hereby agreed however that as of the beginning of the third year of the Research Period, Prof. Reisner 's obligation to provide the consulting Services to the Company according to this agreement, shall be subject to the receipt of the prior written approval of the Vice President of the Institute for Technology Transfer ("**VP**"), which shall not be unreasonably withheld. Moreover, it is also agreed that the Consulting Term may be shortened or lengthened in writing in accordance with and in direct correlation to the actual length of the Research Period, all subject to the receipt of the prior written approval of the VP as stated above.

(a) During the Consulting Term, Prof. Reisner shall serve as the head of the scientific advisory board and (1) provide consulting services to the Company with respect to the Company' research and development activities in connection with the R&L Agreement and such other research and development activities in the fields as shall be agreed by the parties (hereinafter collectively "the R&D activities"), (2) assist the Company efforts to identify qualified scientist and other scientific advisors, (3) serve on and attend meetings of the Company's Scientific Advisory Board, (4) support the translation of preclinical results to clinical trials as will be needed, (5) as will be needed, upon request, advise the Company Board of Directors and management regarding decisions relating to the scientific directions of the Company. These activities shall be referred to as the "Consulting Services". It is noted that Prof. Reisner is not a clinician and will not engage in tasks demanding the knowledge and expertise required of a clinician.

(b) Subject to the rules in that respect laid down by the Weizmann Institute of Science (the "Institute"), Prof. Reisner shall use his best efforts during the Consulting Services as

requested by the Company, to the next extent reasonably permitted by his professional obligations in the Institute including, without limitation, his obligation in connection with the performance of the R&L Agreement, and provided that the dates and places of the provision of the Consulting Services shall be coordinated between Prof. Reisner and the Company, to their mutual convenience.

It is hereby agreed however that the provision of the Consulting Services to the Company shall not require the Consultant to devote more than one (1) working day per week. For the avoidance of doubt this limitation does not apply to any research activity under the R&L Agreement which will be provided to the Company in addition to the Consulting Services.

2. The Company agrees to pay Prof. Reisner during the Consulting Term, a consultancy fee as set out in **Appendix A**. . The Company will also reimburse Prof. Reisner promptly for all reasonable travel expenses and normal living expenses when he is away from home or his usual place at work at the Company's request, provided that such travel is approved in writing in advance by the Company.

3. In order for Prof. Reisner to carry out the Consulting Services, the Company may disclose to him certain information proprietary to the Company. Prof. Reisner shall hold such disclosed proprietary information (hereinafter "Information") in confidence and shall not disclose the same to others or use the information for his own benefit. Or cause same to be published without the Company's prior written consent for a period of three (3) years from the end of the Consulting Term. This obligation of confidence and non-use shall apply to:

   (a) Information disclosed to Prof. Reisner by the Company which, at the time of disclosure, is published or known publicity or is otherwise in public domain;
   (b) Information which, after it is disclosed by the Company, is published or becomes part of the public domain through no fault of Prof. Reisner;
   (c) Information disclosed to Prof. Reisner by the Company which was known by Prof. Reisner before the time of disclosure, as evidenced by written records; and
   (d) Information which has been or hereafter is disclosed to Prof. Reisner in good faith by a third party who was not under any obligation of confidence or secrecy to the Company at the time of disclosure to Prof. Reisner;
   (e) Information that has been independently developed at the Institute, either by Prof. Reisner himself or other scientist of the Institute, without reference to the Information disclosed to Prof. Reisner as aforesaid;
   (f) information and data generally known within the industries or trades in which the Company transacts business;

For the avoidance of doubt, the Licensed Information (as defined in the R&L Agreement) and Yeda's IP (as defined below) vest and shall vest in Yeda only and do not constitute proprietary Information of the Company;.

4. Prof. Reisner is an independent contractor, not an employee of the Company, and the manner in which the Consulting Services are rendered shall be within his sole control and discretion. Prof. Reisner shall not be entitled to benefits specifically associated with employment status and shall not be entitled to participate in employee benefit programs. Prof. Reisner shall be responsible for all taxes due and owing on the consideration received by him as an independent contractor under this Agreement. During the Consulting Term, Prof. Reisner shall not represent, nor act in any manner which might imply, that he has either the authority to act on behalf of, or is acting pursuant to the direction of the Company.

5. 1) According to the terms of the R&L Agreement, the parties acknowledge and agree that all right, title and interest in and to any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature discovered, created, developed , or occurring (as the case may be) in the course of, or ***directly*** arising from, the provision of the Consultancy Services under this Agreement ("the Discoveries") and any and all right, title and interest in and to the Discoveries including without limitation, all intellectual property rights (registrable or otherwise) relating to or covering any of the Discoveries (together with the Discoveries , "Yeda's IP") shall vest solely in Yeda(and may be licensed by Yeda to the Company as per Section 4) below).

   2) In the event that by operation of law, by contract or otherwise the Company and/or any employees of the Company who are co-inventors (if any) (or any assignees of any of the aforementioned parties) shall have any rights in and to any Yeda's IP, the Company undertakes to procure that, forthwith upon Yeda's request, all such rights are assigned and transferred to Yeda. Inventions beyond the scope of the R&L Agreement Shall vest in Yeda. The Company will have the first right to negotiate with Yeda a license with respect to such inventions.

   3) The provision of clauses 5.1 and 5.2: (a) shall be deemed a contract for the benefit of Yeda, as a third party, and accordingly shall be enforceable against the parties by Yeda; and (b) shall survive termination or expiration of this Agreement for whatever reason for unlimited period of time.

   4) Discoveries needed for the development, manufacture and sale of Products (as such capitalized term is defined in the R&L Agreement) ("Relevant Inventions"), shall be deemed, for all intents and purposes, to be Licensed Information within the meaning of such term in the R&L Agreement and shall be governed by the terms and conditions of the R&L Agreement, subject to such consequential amendments to the said R&L Agreement as may be made jointly by agreement of all parties to the R&L agreement such that the Relevant Inventions shall also be deemed to be License Information as defined under the R&L Agreement.

6. Prof. Reisner agrees that during the Consulting term and, for a period of two (2) years thereafter, he will not (a) directly or indirectly engage or become interested in any business activity or enterprise that shall be competitive with any significant part of the business conducted by the Company with respect to which Prof. Reisner has advised the Company; (b) solicit or induce any employee or contractor of the Company to leave the employ of the Company and will not hire or cause to be hired or retain services of any former employee of the Company within six months of the termination of said former employment with the Company. This clause (6) shall no longer apply if and when the Company ceases to engage in business or enterprise activities relating to the areas and fields described in the R&L Agreement.
7. The Company shall indemnify Prof. Reisner and shall hold him harmless for and against any loss, damage, liability and expense (including attorney fees and legal costs) caused to or incurred by him as a result of third party claims filed against him and arising out of or resulting from the performance of Prof. Reisner of the Consulting Services and/or the use by the Company of any Information developed or provided by Prof. Reisner in the performance of the Consulting Services except for acts which involve his willful misconduct, The Company shall insure the above said liability.
8. This agreement shall be governed by Israel law and the courts of Israel shall have exclusive jurisdiction over any disputes relating to this Agreement.
9. This Agreement may be amended only with the prior written consent of Yeda and the Institute and by the written document signed be all the parties hereto.
10. This agreement will be in effect only after the Company has signed the R&L Agreement with Yeda.

11. GENERAL PROVISIONS

(a) Prof. Reisner acknowledges having Independent Legal Advice in respect of this Agreement.

(b) It is hereby explicitly agreed that the provisions of this Agreement may not, by any way, prevent Prof. Reisner from being engaged in any academic and/or related activities at the Institute.

(c) The Company and Prof. Reisner warrant that in any case of conflicts between any of the provisions set forth in this Agreement and the provisions of the R&L Agreement, the provisions of the R&L Agreement shall prevail.

(d) The Company hereby declares that it has fully read the letter from the VP to Prof. Reisner dated: 12 September, 2011 (attached hereto as Exhibit A) (the: "Letter"), understood its terms and conditions, and undertakes to fully comply therewith. Moreover, the Company hereby

acknowledges that in any case of a conflict between the provisions of this Agreement and the terms and conditions of the Letter, the latter shall prevail

(e) Further Assurances. The parties hereto agree that they will do all acts and things and execute and deliver such further and other papers and documents as may be necessary and desirable or reasonably required by any party hereto to carry out the intent and purpose of and give full effect to this Agreement and every part hereof.

(f) Severability. Every provision of this Agreement and the schedules hereto is intended to be severable and in the event that any provision of this agreement and/or the schedules hereto is for any reason whatsoever not enforceable at law the lack of such enforceability shall not affect or derogate from any other provision of this Agreement.

(g) Enurement. This Agreement shall extend to and include and enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and other legal personal representatives and permitted assigns.

(h) Counterparts and Facsimile. This Agreement may be executed by any party hereto by such person or corporation signing a counterpart hereof, and such counterparts together shall constitute a single instrument. This Agreement may be executed for acceptance by facsimile transmission, and the parties agree to exchange original executed copies within a reasonable time following acceptance.

(i) Corporate Authority The signatory(ies) executing the document warrants and represents that is is the authorized signing officer in respect of any Corporate signature, and that all requisite corporate action has been taken to give effect to this document.

CELL SOURCE	Prof. YAIR REISNER
By: YORAM DRUCKER	By: YAIR REISNER
Yoram Drucker	
Title: CEO	Title:________
________	________

Cell Source Ltd #514668761
65 Yigal Alon st. Tel Aviv
67443, Israel

ITAMAR SHIMRAT
DIRECTOR

Confirmation

We, the undersigned, Yeda Research and Development Co. Ltd., confirm that we have read the above Consulting Agreement and that it is acceptable to us. However, we are not a party to the above Consulting Agreement and do not accept any responsibility for or guarantee performance thereof by the Consultant.

Notwithstanding the foregoing, in the event that any Relevant Inventions (as defined in the above Consulting Agreement) is made, developed or discovered, as provided in clause 5.1 of the above Consulting Agreement, we agree that the License granted to the Company by Yeda under the Research and License Agreement shall apply to any use of such Relevant Inventions subject to the terms and conditions of the Research and License Agreement and subject to such consequential amendments to the said Research and License Agreement made jointly by agreement of all parties to the R&L agreement such that the Relevant Inventions shall also be deemed to be Licensed Information (as defined under the Research and License Agreement).

Amir Naiberg
C.E.O.

Prof. Mudi Sheves
Chairman

Yeda Research and Development Co. Ltd.